UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually on Wednesday, May 11, 2022, at 10:00 a.m., Eastern time. On March 29, 2022, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2022 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders on or about April 27, 2022.

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Proponent’s Withdrawal of Shareholder Proposal No. 4

On April 26, 2022, Proxy Impact, as representative of The David Rockefeller Fund, the proponent of Shareholder Proposal No. 4 (“Climate Transition Reporting Plan”), has withdrawn this proposal and agreed that it will not present it for a vote at the Annual Meeting. Any votes that have been or will be cast or proxies that have been or will be given with respect to Proposal No. 4 will be disregarded for the purpose of voting at the Annual Meeting. All other agenda items with respect to the Annual Meeting are unaffected by this withdrawal, and shareholders may continue to refer to and use the form of proxy card or voting instruction form distributed with the Proxy Statement.

In consideration of this withdrawal, American Water agreed to permit the proponent to make a statement of up to three minutes at the Annual Meeting. Further, American Water remains committed to continuing our dialogue and engagement with Proxy Impact with respect to the subject matter of this proposal. Also, American Water agreed that, solely for purposes of Rule 14a-8(h)(3) under the Exchange Act, this withdrawal may not provide a basis for the Company’s exclusion of any other proposals submitted by the proponent in the future.